As filed with the Securities and Exchange Commission on August 15, 2008
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-52782)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAM Commerce Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-3866450 (I.R.S. Employer Identification No.)
17075 Newhope Street, Suite A
Fountain Valley, California 92708
(714) 241-9241
(Address, Including Zip Code, and Telephone Number, Including Area Code of Principal Executive Offices)

2000 NONSTATUTORY STOCK OPTION PLAN
(Full title of the plans)

Blumberg Excelsior Corporate Services, Inc.
1220 N. Market Street, Suite 806
Wilmington, Delaware 19801
(302) 427-6970
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
COPY TO:

Michael A. Hedge, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

RECENT EVENTS: DEREGISTRATION OF SECURITIES
SIGNATURES

RECENT EVENTS: DEREGISTRATION OF SECURITIES
The Registration Statement on Form S-8 (Registration No. 333-52782) (the “Registration Statement”) of CAM Commerce Solutions, Inc., a Delaware corporation (“CAM Commerce”), pertaining to the registration of 500,000 shares of common stock of CAM Commerce, par value $0.001 per share (the “CAM Commerce Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on December 27, 2000.
Vegas Holding Corp., a Delaware corporation (“Parent”), Vegas Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and CAM Commerce entered into an Agreement and Plan of Merger dated as of June 9, 2008 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into CAM Commerce, CAM Commerce would become a wholly-owned subsidiary of Parent, all outstanding shares of CAM Commerce Common Stock would be converted into the right to receive $40.50 in cash (the “Merger Consideration”), and all outstanding options would be converted into the right to receive cash in the amount of the difference between the Merger Consideration and the exercise price, less any taxes to be withheld (these actions are collectively referred to as the “Merger”).
On August 14, 2008, CAM Commerce held a special meeting of stockholders at which the CAM Commerce stockholders adopted the Merger Agreement. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on August 14, 2008 (the “Effective Time”).
As a result of the Merger, CAM Commerce has terminated all offerings of CAM Commerce Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by CAM Commerce in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of CAM Commerce Common Stock which remain unsold at the termination of the offering, CAM Commerce hereby removes from registration all shares of CAM Commerce Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Valley, State of California, on this 15th day of August, 2008.

CAM COMMERCE SOLUTIONS, INC.
By:	/s/ Geoffrey Knapp
Geoffrey Knapp
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Geoffrey Knapp	President, Chief Executive Officer	August 15, 2008

Geoffrey Knapp	and Chairman of the Board (Principal Executive Officer)

/s/ Paul Caceres	Chief Financial Officer and Chief	August 15, 2008

Paul Caceres	Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Donald Clark	Director	August 15, 2008

Donald Clark

/s/ David Frosh	Director	August 15, 2008

David Frosh

/s/ Walter Straub	Director	August 15, 2008

Walter Straub